Camber Energy, Inc. S-4

Exhibit 23.3

Independent Registered Public Accounting Firm's Consent

We consent to the inclusion in this Registration Statement of Camber Energy, Inc. on Form S-4 of our report dated March 30, 2020, which report includes an explanatory paragraph relating to substantial doubt about the ability of Viking Energy Group, Inc. to continue as a going concern, with respect to our audits of the financial statements of Viking Energy Group, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, and our report dated April 20, 2020, with respect to the combined statements of revenues and direct operating expenses of properties acquired by Elysium Energy, L.L.C., a subsidiary of Viking Energy Group, Inc., from 5Jabor, LLC, Bass Petroleum, L.L.C., Bodel Holdings, LLC, Delbo Holdings, L.L.C., James III Investments, L.L.C., JamSam Energy, LLC, Lake Boeuf Investments, LLC, Oakley Holdings, L.L.C., and Plaquemines Holdings, L.L.C., for the years ended December 31, 2019 and 2018, which reports appear in the joint proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such joint proxy statement/prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
June 3, 2020